Exhibit 21.1

SUBSIDIARIES OF ARES COMMERCIAL REAL ESTATE CORPORATION

Name	Jurisdiction
ACRC Holdings LLC	Delaware
ACRC Lender LLC	Delaware
ACRC Lender C LLC	Delaware
ACRC Lender W LLC	Delaware
ACRC Lender W TRS LLC	Delaware
ACRC 2017-FL3 Holder LLC	Delaware
ACRC Lender ML LLC	Delaware
ACRC Mezz Holdings LLC	Delaware
ACRC Warehouse Holdings LLC	Delaware
ACRC 2017-FL3 Holder I L.P.	Delaware
ACRE Commercial Mortgage 2017-FL3 Ltd.	Cayman
ACRE Commercial Mortgage 2017-FL3 LLC	Delaware
ACRC 2017-FL3 TRS LLC	Delaware
ACRC 2017-FL3 Holder REIT LLC	Delaware
ACRC MP Owner LLC	Delaware
ACRC WM Owner LLC	Delaware
ACRC WM Tenant LLC	Delaware
ACRC Lender Penry LLC	Delaware
ACRC Lender Woodside LLC	Delaware
ACRC Lender MS LLC	Delaware
ACRE Commercial Mortgage 2021-FL4 Ltd.	Cayman
ACRE Commercial Mortgage 2021-FL4 LLC	Delaware
ACRE Commercial Mortgage 2021-FL4 Holder LLC	Delaware